Exhibit 10(e)

«B» Maximum Performance Shares	Date of Grant: January 7, 2008
2008 PERFORMANCE STOCK AWARD
2004 OMNIBUS STOCK AND INCENTIVE PLAN
FOR DENBURY RESOURCES INC.
     PERFORMANCE STOCK AWARD (“Award”) made effective January 7, 2008 (“Date of Grant”) between Denbury Resources Inc. (the “Company”) and (“Holder”).
     WHEREAS, Section 17 of the 2004 Omnibus Stock and Incentive Plan For Denbury Resources Inc. (“Plan”) authorizes the Committee to grant Performance based Awards;
     WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn a maximum of <<B—Written>> (<<B>>) Performance Shares based on the performance based factors set forth in this Award, and subject to all of the provisions, including without limitation the Vesting provisions, of the Plan and this Award;
     WHEREAS, no Performance Shares will be issued or outstanding until they are delivered to Holder or become Retained Earned Shares; and
     WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:
1. Performance Share Grant. The Company hereby grants Holder the right to earn, Vest in, and receive delivery of, on the Delivery Date up to <<B—Written>> (<<B>>) Reserved Shares (“Performance Shares”) subject to the terms and conditions set forth in the Plan and in this Award.
2. Definitions. All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:
     (a) “BOE” means Barrels of Oil Equivalent, and for all purposes hereof, will be calculated using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

     (b) “Capital Spending” means expenditures capitalized for accounting purposes related to oil, natural gas or carbon dioxide, but excluding acquisition costs, and capitalized interest, all as reported in its audited financial statements by the Company in its Form 10-K for the appropriate Fiscal Year.
     (c) “Capital Spending Adjustment” means a percentage with respect to each Fiscal Year during the Performance Period which is equal to (i) 100%, minus (ii) the product of (x) the quotient (rounded up to 2 decimal places and expressed as a percentage) of (A) the excess (if any) of the Capital Spending Forecast for such Fiscal Year over the actual Capital Spending for such Fiscal Year, divided by (B) the Capital Spending Forecast for such Fiscal Year, multiplied by (y) 25%.
     (d) “Capital Spending Forecast” means, with respect to each Fiscal Year, the forecast/budget of the Capital Spending of the Company approved by the Board preceding such Fiscal Year, or if no such forecast is adopted prior to the beginning of such Fiscal Year, then the first forecast of Capital Spending of the Company approved by the Board during such Fiscal Year.
     (e) “Committee Percentage Point Reduction” means the number (if any) of Performance Percentage Points (not in excess of the Committee Percentage Point Reduction Limitation) by which the Committee reduces Holder’s Performance Percentage Points in accordance with Section 7 hereof.
     (f) “Committee Percentage Point Reduction Limitation” means the lesser of (i) forty (40) Performance Percentage Points, and (ii) the product of (x) Holder’s Performance Percentage Points earned during the Performance Period as determined prior to the application of the Committee Percentage Point Reduction, multiplied by (y) twenty-five percent (25%).
     (g) “Delivery Date” means the date on which Vested Earned Shares (other than Retained Earned Shares and Performance Shares delivered under 8(b)) are delivered to Holder, which shall be any date selected by the Committee which is not later than 30 days after the Vesting Date or such later date as may be caused by unusual circumstances beyond the reasonable control of the Committee.
     (h) “Disability” means, without limitation, the same as it does in the Plan.
     (i) “Earned Performance Shares” means the number of Performance Shares which are earned during the Performance Period as described and calculated in Section 8.
     (j) “Fiscal Year” means the 12 month period adopted by the Company for financial reporting purposes.
     (k) “Performance Measure” means, collectively, the (i) the Tertiary Oil Production Measure, (ii) the Corporate Production Measure, (iii) the Peer Group Efficiency Measure, and (iv) the Reserve Replacement Measure; provided, further, that when reference to a specific Performance Measure is intended, reference will be made to such specific Performance Measure.

     (l) “Performance Period” means the period beginning on January 1, 2008, and ending on December 31, 2010.
     (m) “Performance Percentage” means the excess of (i) Holder’s aggregate Performance Percentage Points, over (ii) the Committee Percentage Points Reduction, if any, determined as of the last day of the Performance Period.
     (n) “Performance Percentage Points” means, collectively, the points, designated as Performance Percentage Points, earned with respect to each Performance Measure during Performance Period.
     (o) “Performance Shares” means the number of Reserved Shares subject to this Award, as shown on the first page of this Award.
     (p) “Post Separation Change in Control” means a Change in Control which follows Holder’s Separation, but results from the Commencement of a Change in Control that occurs prior to Holder’s Separation. For all purposes of this Award, the term “Commencement of a Change in Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change in Control as defined in Section 2(h)(2), (3) or (4) of the Plan involving such person, group, or their affiliates.
     (q) “Target Performance Shares” means <<C—Written>> (<   >) of the Performance Shares, which is the number of Performance Shares which will become Earned Performance Shares if Holder’s Performance Percentage is 100%.
     (r) “Vesting Date” means March 31, 2011.
3. Performance Percentage Points Earned With Respect To The Tertiary Oil Production Measure.
     (a) Tertiary Production Based Performance Percentage Points. The Performance Percentage Points which will be credited to Holder with respect to the Tertiary Oil Production Measure are set forth in the following Chart based on the Average Annual Tertiary Production Percentage. The “Average Annual Tertiary Production Percentage” means the quotient of (i) the sum of the Annual Tertiary Production Percentage earned each Fiscal Year during the Performance Period, divided by (ii) three (3).

		Performance
	Average Annual Tertiary	Percentage
	Production Percentage	Points
A.	110% or more	60
B.	105% to 109.9%	50
C.	100% to 104.9%	40
D.	95% to 99.9%	30
E.	Less than 95%	0
     (b) Annual Tertiary Production Percentage. For purposes of this Award, the “Annual Tertiary Production Percentage” is calculated each Fiscal Year during the Performance Period, and means, for such Fiscal Year, the quotient (rounded to 3 decimal places and then expressed as a percentage) of (x) the Adjusted Tertiary Oil Production for such Fiscal Year, divided by (y) the Tertiary Oil Production Forecast for such Fiscal Year.
     (c) Adjusted Tertiary Oil Production. For purposes of this Award, the “Adjusted Tertiary Oil Production” shall be equal to (i) the actual tertiary oil production of the Company for such Fiscal Year as reported in the Company’s Form 10-K, or if not specifically reported, then as determined by the Committee from the underlying documents, minus (ii) the tertiary oil production related to an oil property acquired during such Fiscal Year, such amount to be the lesser of (a) the actual tertiary oil production for such Fiscal Year from the acquired property or incremental property interest (if a material partial interest) or (b) the forecasted oil production related thereto for such Fiscal Year for the property before any improvements made by the Company following the acquisition of the property, plus (iii) that portion of the Tertiary Oil Production Forecast, as defined below which is related to any oil property disposed or sold during such Fiscal Year for the period during which the Company did not own the oil property.
     (d) Tertiary Oil Production Forecast. For purposes of this Award, “Tertiary Oil Production Forecast” means, for each Fiscal Year during the Performance Period, the product of (x) the forecast of the tertiary oil production of the Company for such Fiscal Year, which is adopted by the Committee preceding such Fiscal Year, or if no such forecast is adopted by the Committee prior to the beginning of such Fiscal Year, then the first forecast of tertiary oil production of the Company adopted by the Committee during such Fiscal Year; but, in either case, such forecast may not be less than the forecast of tertiary oil production of the Company disclosed to the public, multiplied by (y) the Capital Spending Adjustment, if any, for such Fiscal Year.

4. Performance Percentage Points Earned With Respect To The Corporate Production Measure.
     (a) Corporate Production Based Performance Percentage Points. The Performance Percentage Points which will be credited to Holder with respect to the Corporate Production Measure are set forth in the following Chart based on the Average Annual Corporate Production Percentage. The “Average Annual Corporate Production Percentage” means the quotient of (i) the sum of the Annual Corporate Production Percentage earned each Fiscal Year during the Performance Period, divided by (ii) three (3).

	Average Annual
	Corporate Production	Performance
	Percentage	Percentage Points
A.	105% or more	45
B.	102% to 104.9%	35
C.	100% to 101.9%	25
D.	97% to 99.9%	15
E.	Less than 97%	0
     (b) Annual Corporate Production Percentage. For purposes of this Award, the “Annual Corporate Production Percentage” is calculated each Fiscal Year during the Performance Period, and means, for such Fiscal Year, the quotient (rounded to 3 decimal places and then expressed as a percentage) of (x) the Adjusted Corporate Production of the Company for such Fiscal Year, divided by (y) the Corporate Production Forecast for such Fiscal Year.
     (c) Adjusted Corporate Production. For purposes of this Award, “Adjusted Corporate Production” means (i) the actual production of oil and natural gas (in BOEs) for the Fiscal Year as reported in the Company’s Form 10-K (“Corporate Production”), minus (ii) the oil and natural gas production (in BOEs) related to properties acquired during such Fiscal Year, such amount to be the lesser of (a) the actual oil and natural gas production (in BOEs) for such Fiscal Year from the acquired property or incremental property interest (if a partial interest) or (b) the forecasted oil and natural gas production (in BOEs) related thereto for such Fiscal Year for the property before any improvements made by the Company following the acquisition of the property, plus (iii) that portion of the Corporate Production Forecast, as defined below, which is related to any oil or natural gas property disposed or sold during such Fiscal Year for the period during which the Company did not own the property.
     (d) Corporate Production Forecast. For purposes of this Award, “Corporate Production Forecast” means, for each Fiscal Year during the Performance Period, the product of (i) the forecast of Corporate Production (in BOEs) of the Company which will be adopted by the Committee preceding such Fiscal Year, or if no such forecast is adopted by the Committee prior to the beginning of such Fiscal Year, then the first forecast of such Corporate Production (in BOEs) adopted by the Committee during such Fiscal Year, but, in either case, such forecast may not be less than the forecast of Corporate Production (in BOEs) disclosed to the public, multiplied by (ii) the Capital Spending Adjustment, if any, for such Fiscal Year.
5. Performance Percentage Points Earned With Respect To The Peer Group Efficiency Measure.
     The Performance Percentage Points Holder will earn with respect to the Peer Group Efficiency Measure will be calculated as of the last day of the Performance Period, and will be based on the Company’s Peer Group Efficiency Percentage for the entire Performance Period. “Peer Group Efficiency Percentage” means the percentage determined by subtracting (i) from (ii), where (i) is 100%, and (ii) is the quotient (rounded up to 2 decimal places and then expressed as a percentage) of (x) the Peer Group Efficiency Rank, divided by (y) the total number of Peer Group Members (including the Company).
     (a) Performance Percentage Points. The Performance Percentage Points which will be awarded Holder for the Performance Period with respect to the Peer Group Efficiency Measure are set forth in the following Chart:

		Performance
	Peer Group Efficiency	Percentage
	Percentage	Points
A.	81% to 100%	50
B.	66% to 80%	40
C.	50% to 65%	30
D.	26% to 49%	20
E.	Less than 26%	0
     (b) Peer Group Efficiency Rank. For purposes of this Award, “Peer Group Efficiency Rank” means, for the Performance Period, the Company’s numeric rank, when the Company and all Peer Group Members are ranked based on their Performance Period Cost, from the Peer Group Member (including the Company) with the lowest Performance Period Cost (which would be ranked # 1), to the Peer Group Member (including the Company) with the highest Performance Period Cost (which would have a rank equal to the total number of ranked Peer Group Members (including the Company).

     (c) “Peer Group Member” means, for each Fiscal Year during the Performance Period, the following entities:
(i)	Pioneer Resources

(ii)	Encore Acquisition

(iii)	Swift Energy

(iv)	Newfield Exploration

(v)	St. Mary Land

(vi)	Forest Oil

(vii)	Berry Petroleum

(viii)	Plains Exploration

(ix)	Cimarex Energy

(x)	Cabot Oil and Gas

(xi)	Whiting Petroleum
Any Peer Group Member which ceases to exist during the Performance Period will be deleted, effective for all purposes hereof, as of the first day of the Performance Period.
     (d) Performance Period Cost. For purposes of this Award, “Performance Period Cost” means, for the Company, and separately for each Peer Group Member, for the Performance Period, the sum of (i) Finding Costs per BOE, plus (ii) the quotient of (x) the sum of (a) the total lease operating expenses (including severance taxes), plus (b) the total general and administrative expenses (“G&A”), during the Performance Period, divided by (c) the total oil and natural gas production during the Performance Period expressed in BOEs (“Total Production”), all as determined by the Committee based on audited financial statements or other data contained within documents filed by each Peer Group Member and the Company with the SEC.
     (e) Finding Cost per BOE. For purpose of this Award, “Finding Cost per BOE” means, for the Company, and separately for each Peer Group Member, the quotient of (i) the costs associated with finding and developing proved reserves, which includes the acquisition, exploration and development costs incurred during the Performance Period plus the change in the estimated future development and abandonment costs relating to such proved reserves during the Performance Period, divided by (ii) by the sum of (x) the change in total proved reserves quantities expressed as BOEs during the Performance Period plus (y) the total oil and natural gas production during the Performance Period expressed in BOEs, plus (z) the total proved reserve quantities expressed in BOEs which were sold during the Performance Period as reported in the SFAS 69 disclosures (“Disposed Reserves”), with all as determined based on audited financial statements or other data contained within documents filed by each Peer Group Member and the Company with the SEC.

6. Performance Percentage Points Earned With Respect To The Reserve Replacement Measure.
     The Performance Percentage Points Holder will earn with respect to the Reserve Replacement Measure will be based on the Company’s Reserve Replacement Percentage for the entire Performance Period. “Reserve Replacement Percentage“ means the quotient (rounded up to 3 decimal places and then expressed as a percentage) of (i) the Final Reserves less the Initial Reserves, divided by (ii) Total Production for the Company.
     (a) Performance Percentage Points. The Performance Percentage Points which will be awarded Holder for the Performance Period with respect to the Reserve Replacement Measure are set forth in the following Chart:

		Performance
	Reserve Replacement	Percentage
	Percentage	Points
A.	300% or more	45
B.	200% to 299%	35
C.	150% to 199%	25
D.	100% to 149%	15
E.	Less than 100%	0
     (b) Initial Reserves. For purpose of this Award, “Initial Reserves” means the total Company proved reserve quantities as of December 31, 2007 expressed in BOEs as estimated by DeGolyer and MacNaughton, independent petroleum engineers and disclosed in the Company’s Form 10-K Report for 2007.
     (c) Final Reserves. For purposes of this Award, “Final Reserves” means the sum of (i) the total Company proved reserve quantities on the last day of the Performance Period expressed in BOEs as estimated by DeGolyer and MacNaughton or the Company’s then current independent petroleum engineer, determined using the same price deck as was used by the Company in calculating the Initial Reserves, plus (ii) the Uneconomic Reserves, plus (iii) the Disposed Reserves, plus (iv) Total Production. The “Uneconomic Reserves” are those proved undeveloped reserves expressed in BOEs which were included in the Initial Reserves, but are not considered proved undeveloped reserves on the last day of the Performance Period solely because the price deck used to price oil and natural gas products and/or the prices used to estimate the capital costs required to develop the proved undeveloped reserves as of the last day of the Performance Period have changed from those used in the Initial Reserve report such that the extraction of such otherwise proved reserves is uneconomic (i.e. Uneconomic Reserves cannot be reserves excluded from the Final Reserves because drilling activity during the period changed the status or evaluation of the undeveloped reserves, or because the Company no longer holds the acreage or interest, or because factors other than commodity prices or changes in the estimated capital costs have made the project uneconomic). The “Disposed Reserves” are those proved reserves quantities expressed in BOEs which were sold during the Performance Period as reported as such in the Company’s Form 10-K SFAS 69 disclosures.
7. Committee’s Reduction of Performance Percentage Points.
     Notwithstanding any provision hereof to the contrary, the Committee, in its sole discretion, by written notice to Holder not later than 15 days prior to the Vesting Date, may reduce Holder’s otherwise earned Performance Percentage Points by applying a Committee Percentage Point Reduction.
     (a) Performance Percentage Points Reduction. The Committee will make its determination of the Committee Percentage Point Reduction amount (if any) based on the Committee’s subjective evaluation of Company performance with respect to each of the four Additional Committee Evaluation Factors listed in (b) below, which evaluation will determine the amount of the Performance Percentage Points reduction for each such Additional Committee Evaluation Factor based on the Chart below, and the sum of those reductions, but not in excess of the Committee Percentage Point Reduction Limitation, will be Committee Percentage Point Reduction for the Performance Period:

	Committees Determination of	Reduction in
	the Level of Performance With	Performance
	Respect to each Committee	Percentage
	Evaluation Factor	Points
A.	Above Average	0
B.	Average	5
C.	Below Average	10
     (b) For purposes of this Award, the “Additional Committee Evaluation Factors” (each of which may cause a reduction of up to 10 Performance Percentage Points) are:
     (i) the Company’s compliance with such corporate governance factors as the ability to obtain an unqualified auditors’ opinion on the Company’s financial statements, and avoid any financial restatements,
     (ii) the Company’s maintenance of a reasonable debt-to-capital and/or debt-to-cash flow ratio,
     (iii) the Company’s record as to health, safety and environmental compliance and results, and

     (iv) the increase in the net asset value per share of Company stock, determined after excluding the effects, to the extent reasonably practical, caused by fluctuations in commodity prices and capital and operating costs or other factors which are generally not controllable by the Company.
8. Earning Performance Shares.
     (a) Earned Performance Shares. The number of Earned Performance Shares shall be equal to the product of (i) the Target Performance Shares, multiplied by (ii) the Performance Percentage. The Committee will determine, and the Administrator will advise Holder, of Holder’s Performance Percentage as soon as reasonably possible after the last day of the Performance Period.
     (b) Change in Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change in Control occurs prior to the Vesting Date, then regardless of the Performance Percentage at the date of the Change in Control, Holder will not be entitled to receive delivery of any of the Performance Shares and will forfeit their right to any of these Performance Shares unless such shares have been previously vested pursuant to 9 (b) below.
9. Vesting (and Forfeiture) of Earned Performance Shares.
     (a) No Separation Prior to the Vesting Date. If Holder does not Separate prior to the Vesting Date, Holder will be 100% Vested in the Earned Shares.
     (b) Forfeiture. Except to the extent expressly provided in (i), (ii), or (iii) below, Holder permanently will forfeit all rights with respect to all Performance Shares upon the date of his Separation, if such Separation occurs prior to the Vesting Date.
     (i) Death. If Holder Separates by reason of death prior to the Vesting Date, Holder’s Beneficiary will be entitled to receive Performance Shares in an amount equal to the number of Target Performance Shares (and does not have any right to receive any other Performance Shares) as soon as reasonably possible after Holder’s death.
     (i) Disability. If Holder Separates by reason of a Disability prior to the Vesting Date, Holder will be entitled to receive Performance Shares in an amount equal to the number of Target Performance Shares (and does not have any right to receive any additional Performance Shares) as soon as reasonably possible following the Date on which the Committee determines that Holder is Disabled.
     (iii) Retirement. If Holder Separates after reaching Holder’s Retirement Vesting Date and prior to the Vesting Date, Holder will be entitled to receive only that percentage (if any) of the Performance Shares as shall be determined by the Committee in writing (and does not have any right to receive any additional Performance Shares). In making its determination, the Committee will take into account the percentage of the Performance Period completed by the date of Holder’s Separation, and its best estimate of the Performance Percentage

Points Holder has earned by the date of Holder’s Separation and is expected to earn during portion of the Performance Period occurring after the date of Holder’s Separation. The Committee will make its determination, and Holder will receive the Performance Shares (if any) as determined by the Committee, within a reasonable time after Holder’s Separation.
10. Withholding. On the Vesting Date, the minimum federal income tax withholding required to be made by the Company shall be paid by Holder (or Holder’s Beneficiary) to the Administrator in cash, by delivery of Shares, or by authorizing the Company to retain Earned Shares, or a combination thereof; provided, further, that where Shares or Earned Shares are delivered or retained, the satisfaction of Holder’s obligation hereunder will be based on the Fair Market Value on the Vesting Date of such delivered or retained Shares.
11. Issuance of Shares. Without limitation, Holder shall not have any of the rights and privileges of an owner of any of the Performance Shares (including voting rights) until the Vesting Date. Notwithstanding any provision hereof or of the Plan to the contrary, Holder will not be entitled to delivery of Retained Earned Shares on the Delivery Date. For all purposes hereof, “Retained Earned Shares” means one-third (33 1/3%) of Holder’s Earned Shares. The Retained Earned Shares will be held in escrow until the date of Holder’s Separation, and as soon as reasonably possible after such Separation (not to exceed 30 days after such Separation), the Company shall deliver all such Retained Earned Shares to Holder. During the period in which the Company holds the Retained Earned Shares, for purposes of this Award and the Plan, they will be deemed to be Restricted Shares, so that, for example, Holder will have voting rights and will be entitled to receive Restricted Share Distributions on the Retained Earned Shares, except Holder shall not be entitled to receive Restricted Share Distribution made in the form of Shares, but rather such Shares will be retained by the Company as additional Retained Earned Shares.
12. Administration. Without limiting the generality of the Committee’s rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award. Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which Performance Measures have been satisfied and the number of Performance Percentage Points earned, exercise its right to reduce Performance Percentage Points, and make all other determinations and take all other actions necessary or desirable for the administration of the Award. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of the Award. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties.
13. Beneficiary. Holder’s rights hereunder shall be exercisable during Holder’s lifetime only by Holder or Holder’s legal representative. Holder may file with the Administrator a written designation of beneficiary (such person(s) being his

“Beneficiary”), on such form as may be prescribed by the Administrator. Holder may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives Holder, the Holder’s estate shall be deemed to be Holder’s Beneficiary.
14. Holder’s Access to Information. Once each year, as soon as reasonably possible after the close of the preceding Fiscal Year, the Committee (and the Administrator to the extent it shall have been directed by the Committee) shall make all relevant annually determined calculations and determinations hereunder, and shall communicate such information to the Administrator. The Administrator will furnish all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.
15. No Transfers Permitted. The rights under this Award are not transferable by the Holder otherwise than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Vested Earned Shares.
16. No Right To Continued Employment. Neither the Plan nor this Award shall confer upon Holder any right to continue to serve in the employ of the Company nor interfere in any way with Holder’s right to resign.
17. Governing Law. Without limitation, this Award shall be construed and enforced in accordance with and governed by the laws of Delaware.
18. Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
19. Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights
20. Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.
     IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representative and Holder has hereunto set his or her hand, all on the day and year first above written.

Dated as of this 7th day of January, 2008.

DENBURY RESOURCES INC.

By:

	Gareth Roberts	Phil Rykhoek
	President and CEO	Senior VP, CFO and Secretary
ACKNOWLEDGMENT
     The undersigned hereby acknowledges (i) my receipt of this Award, (ii) my opportunity to review the Plan, (iii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Award and the Plan, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award and the Plan.
     Without limitation, I agree to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Award, or both) of the Committee upon any questions arising under the Plan, or this Award, or both.
Dated as of this                      day of                                         , 2008.

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